Exhibit 99.1


   Redhook Ale Brewery Reports 2005 Fourth Quarter and Fiscal Year End Results


     SEATTLE--(BUSINESS WIRE)--Feb. 8, 2006--Redhook Ale Brewery, Incorporated (Nasdaq: HOOK) announced a 2005 fourth quarter net loss of $581,000, or $0.07 loss per share, compared to a 2004 fourth quarter net loss of $638,000, or $0.08 loss per share. For the full year 2005, the Company incurred a net loss of $1,200,000, or a $0.15 loss per share, compared to a net loss of $954,000, or a $0.14 loss per share in 2004. The 2005 fourth quarter results reflect an increase in beer sales as well as income from the Company's investment in Craft Brands Alliance LLC ("Craft Brands"), offset by an increase in the cost of packaging, freight, utilities, and selling, general and administrative expenses. Negatively impacting the 2005 fourth quarter net loss is a significant non-cash income tax charge, driven by the possibility that the Company may not be able to utilize tax operating loss carryforwards before they expire.
     The Company reported sales of $7,956,000 in the fourth quarter of 2005, an increase of 13% as compared to sales of $7,016,000 in the same quarter of 2004. The $940,000 increase in total sales is largely attributable to an increase in wholesale beer shipments, but also to a modest increase in sales in the Company's retail operations. In the 2005 fourth quarter, wholesale shipments to the midwest and eastern United States, which accounted for approximately 40% of total Company shipments, increased 22% compared to 2004 fourth quarter shipments. In the western United States, serviced by Craft Brands since July 1, 2004, 2005 fourth quarter wholesale beer shipments decreased one percent. Total Company sales volume for the 2005 fourth quarter increased seven percent compared to 2004 fourth quarter sales volume. There were no significant shipments of beer brewed under contract in the fourth quarter of 2005 or 2004.
     Cost of sales increased by $622,000 to $6,789,000 in the fourth quarter of 2005, and increased on a per barrel basis as compared to the fourth quarter of 2004. Principal factors contributing to the per barrel increase were higher packaging costs, as well as increased freight and utility expenses. Packaging costs increased following the introduction of a new label and packaging design in western United States markets in the second quarter 2005 and in midwest and eastern markets in the fourth quarter of 2005. Additionally, in 2005 the Company experienced significant cost increases for natural gas.
     Selling, general and administrative expenses increased $230,000 to $1,484,000 in the fourth quarter of 2005, driven by an increase in promotional spending and the hiring of additional sales personnel in midwest and eastern markets. Most of the promotional spending increase was attributable to the introduction of new point of sale and other marketing support materials and the disposition of dated materials following the introduction of a new label and packaging design in midwest and eastern markets. Since July 1, 2004, all advertising, marketing and selling costs in the western United States have been the responsibility of Craft Brands.
     The Company benefited in the 2005 fourth quarter from its investment in Craft Brands, the joint venture between Redhook and Widmer Brothers Brewing Company ("Widmer") that advertises, markets, sells and distributes the Company's and Widmer's products in the western United States. The Company's 2005 fourth quarter operating loss includes a $767,000 share in the net profit of Craft Brands, an increase from a $466,000 share of Craft Brands' net profit in the 2004 fourth quarter.
     The Company reported a 2005 fourth quarter operating loss of $290,000 and loss before income taxes of $322,000, both showing significant improvement over the prior year's fourth quarter results of $606,000 and $628,000, respectively. The Company's net loss in the 2005 fourth quarter includes a $259,000 provision for income taxes, increasing the valuation allowance necessary to cover tax operating loss carryforwards that may expire before the Company is able to realize their benefits.
     "We are very pleased with the strong fourth quarter volume in our midwest and eastern markets as well as an improving trend in the west," reports Paul Shipman, Chief Executive Officer. "The 22% increase in shipments in the midwest and eastern U.S. was fueled by the rollout of the new label and package design during the quarter, as well as additional business in markets where Widmer Hefeweizen, which Redhook produces and sells under license, was introduced during 2005."
     Significantly impacting the comparison of the results for the year ended December 31, 2005 to the results for 2004 was the transition to Craft Brands in the second half of 2004. For the year ended December 31, 2005, sales decreased six percent to $34,520,000. While 2005 and 2004 shipments to midwest and eastern markets were at wholesale pricing levels, shipments to western markets since July 1, 2004 have been at a price substantially below historical wholesale pricing levels, making comparability of sales revenue between periods difficult. However, total sales volume increased four percent to 225,300 barrels sold in 2005 as compared to 216,400 barrels in 2004. An increase of nine percent in wholesale shipments to midwest and eastern markets was partially offset by a four percent decrease in wholesale shipments to western markets. Cost of sales increased by $372,000 in 2005, yet declined on a per barrel basis. The Company also brewed approximately 8,900 barrels on a contract basis in 2005 compared to 2,300 barrels in 2004. Although the Company experienced higher freight costs on shipments to midwest and eastern markets during the second half of 2005, full year freight costs declined by nearly 27% compared to 2004, as the cost of shipping Redhook products in the western United States became the responsibility of Craft Brands in the third quarter of 2004. Selling, general and administrative expenses decreased $855,000 to $6,784,000 in 2005 from $7,639,000 in 2004. A significant reduction in advertising, marketing and selling costs in the western United States following the transition to Craft Brands was partially offset by an increase in advertising and promotional spending and increased sales personnel in midwest and eastern markets. The Company's 2005 operating loss of $837,000 includes income from Craft Brands of $2,392,000. The 2004 operating loss of $850,000 includes $1,123,000 of income from Craft Brands and $535,000 of Craft Brands formation expenses.
     Higher average interest rates, slightly offset by a declining term loan balance, resulted in an $82,000 increase in interest expense in 2005. The Company recorded a $218,000 income tax expense in 2005, attributable to an increase in the valuation allowance necessary to cover tax operating loss carryforwards that may expire before the Company is able to realize their benefits.
     The Company's cash balance on December 31, 2005 was $6.4 million, reflecting an increase of $846,000 since December 31, 2004. Principal uses of cash in 2005 included an $881,000 payment to Anheuser-Busch, Incorporated ("A-B") for refundable pallet deposits, scheduled debt repayments totaling $450,000, and $626,000 in capital expenditures, including approximately $125,000 related to improvements to the Washington brewery bottling line to accommodate the new packaging and bottle, and $135,000 for upgrades to the Company's information technology system.
     As compared to January 2005, shipments in January 2006 increased approximately eight percent. The Company believes that sales volume for the first month of a quarter should not be relied upon as an accurate indicator of results for future periods. The Company has historically operated with little or no backlog and, therefore, its ability to predict sales for future periods is limited.
     With the exception of the historical information contained herein, the matters described may contain forward-looking statements that involve risks and uncertainties, including those described under the caption entitled, "Certain
Considerations: Issues and Uncertainties" in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission, and elsewhere in the Company's periodic reports.
     A conference call will be held tomorrow, Thursday, February 9, 2005, at 8:30 a.m. PT (11:30 a.m. ET). The purpose of the conference call is to discuss this announcement and the results for the Company's fourth quarter ended December 31, 2005. A live webcast of the conference call can be accessed through the Company's website, http://www.Redhook.com/ (select About Redhook -- Investor Relations -- Event Calendar) or through CCBN's individual investor center at http://www.earnings.com or other Internet portals such as Yahoo! and Netscape. The conference call can also be accessed by telephone at 866.713.8566 (passcode 49253650). A replay of the call will also be available both on the Internet and by phone.

     Redhook is an independent brewer of craft beers, producing eight styles of beer marketed under distinct brand names: Redhook ESB, Redhook India Pale Ale
(IPA), Redhook Blonde Ale, Blackhook Porter, and its seasonal offerings, Copperhook, Nut Brown Ale, Sunrye Ale and Winterhook Winter Ale. Redhook brews its specialty bottled and draft products exclusively in its two Company-owned breweries, one in the Seattle suburb of Woodinville, Washington and the other in Portsmouth, New Hampshire. The Company distributes its products through Craft Brands, a network of wholesale distributors, and a distribution alliance with A-B. Redhook beer is available in 48 states. Please visit the Company's website at www.redhook.com to learn more about Redhook and its products.



                   REDHOOK ALE BREWERY, INCORPORATED
                            FINANCIAL DATA


STATEMENTS OF             Three Months Ended         Year Ended
 OPERATIONS                  December 31,            December 31,
                      ------------------------------------------------
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------

Sales(A)              $ 7,956,440 $ 7,015,894 $34,520,401 $36,639,552
Less Excise Taxes         739,963     666,049   3,421,494   3,267,513
                       ----------- ----------- ----------- -----------

Net Sales               7,216,477   6,349,845  31,098,907  33,372,039
Cost of Sales           6,789,213   6,167,122  27,543,639  27,171,255
                       ----------- ----------- ----------- -----------

Gross Profit              427,264     182,723   3,555,268   6,200,784
Selling, General and
 Administrative
 Expenses               1,484,348   1,254,531   6,783,821   7,639,290
Income from Equity
 Investment in Craft
 Brands                   767,332     465,578   2,391,936   1,123,283
Craft Brands Shared
 Formation Expenses(B)         --          --          --     534,628
                       ----------- ----------- ----------- -----------

Operating Income
 (Loss)                  (289,752)   (606,230)   (836,617)   (849,851)
Interest Expense           72,664      54,930     271,460     189,662
Other Income (Expense)
 -- Net                    40,415      32,889     125,308     115,619
                       ----------- ----------- ----------- -----------

Income (Loss) before
 Income Taxes            (322,001)   (628,271)   (982,769)   (923,894)
Income Tax Provision
 (Benefit)                259,096      10,000     217,674      30,000
                       ----------- ----------- ----------- -----------

Net Income (Loss)     $  (581,097)$  (638,271)$(1,200,443)$  (953,894)
                       =========== =========== =========== ===========

Basic Earnings (Loss)
 per Share(C)         $     (0.07)$     (0.08)$     (0.15)$     (0.14)
                       =========== =========== =========== ===========

Diluted Earnings
 (Loss) per Share(C)  $     (0.07)$     (0.08)$     (0.15)$     (0.14)
                       =========== =========== =========== ===========

Barrels Shipped            50,500      47,200     225,300     216,400
                       =========== =========== =========== ===========


CONDENSED CASH FLOW  DATA
                            Year Ended
                            December 31,
                      ------------------------

                          2005        2004
                       ----------- -----------

Net Income (Loss)     $(1,200,443)$  (953,894)
Depreciation and
 Amortization           2,938,088   2,944,412
Other                    (228,214)   (165,874)
                       ----------- -----------

Cash (Used in)
 Provided by Operating
 Activities             1,509,431   2,156,392
                       ----------- -----------

Cash (Used in)
 Provided by Investing
 Activities              (316,023)   (506,781)
                       ----------- -----------

Cash (Used in)
 Provided by Financing
 Activities              (347,420) (2,183,339)
                       ----------- -----------

    Increase
     (Decrease) in
     Cash and Cash
     Equivalents      $   845,988 $  (533,728)
                       =========== ===========


CONDENSED BALANCE       Dec. 31,    Dec. 31,
 SHEET DATA               2005        2004
                      ------------------------

Cash and Cash
 Equivalents          $ 6,435,609 $ 5,589,621
Other Current Assets    5,526,063   5,028,819
Fixed Assets, Net      60,379,901  63,018,806
Investment in Craft
 Brands and Other         236,132     490,978
                       ----------- -----------

    Total Assets      $72,577,705 $74,128,224
                       =========== ===========

Current Liabilities   $ 6,729,281 $ 6,957,928
Long-Term Debt          4,751,920   5,175,000
Deferred Income Taxes     645,395     468,798
Other Liabilities         123,542      64,903
Common Stockholders'
 Equity                60,327,567  61,461,595
                       ----------- -----------

    Total Liabilities
     and Common
     Stockholders'
     Equity           $72,577,705 $74,128,224
                       =========== ===========


(A) Includes retail and other sales of $1,154,000 and $1,098,000 for the three months ended December 31, 2005 and 2004, respectively and $5,317,000 and $4,851,000 for the year ended December 31, 2005 and 2004, respectively.

(B) The Company's share of expenses incurred in the formation of Craft Brands, the joint sales and marketing organization formed with Widmer.

(C) Weighted average shares outstanding totaled 8.2 million for the three months ended December 31, 2005 and 2004, respectively, and
8.2 million and 7.2 million for the year ended December 31, 2005 and 2004, respectively.




     CONTACT: Redhook Ale Brewery, Incorporated
              David Mickelson, 425-483-3232, ext. 201
              or
              Lorri Jones, 425-483-3232, ext. 124